Bell Microproducts Posts Record Q3 2000 Results

Bell Microproducts Inc. today announced its financial results for the third quarter ended September 30, 2000.

Revenues for the third quarter were a record $511.0 million, up 80 percent as compared with sales of $283.4 million in the third quarter of 1999. Net income in the third quarter of 2000 was $4.8 million, up 104 percent from net income of $2.4 million in the third quarter of 1999. The Company reported basic earnings per share of $0.32 on 14.9 million shares, up 88 percent from $0.17 on 13.6 million shares in the third quarter of 1999. On a fully diluted basis, the Company reported earnings per share of $0.28 on 17.3 million shares, up 65 percent from $0.17 on 13.8 million shares in the third quarter of 1999.

Sales for the first nine months of the current fiscal year were a record $1,259.7 million, up 71% as compared with sales of $734.6 million in the first nine months of last year. For the first nine months of fiscal 2000, Bell Microproducts reported net income of $12.0 million, up 168 percent from net income of $4.5 million in the first nine months of last year. Basic earnings per share were $0.83 per share on 14.3 million shares, up 77 percent from $0.47 on
13.5 million shares in the first nine months of last year. On a fully diluted basis, earnings per share were $0.75 per share on 16.0 million shares, up 60 percent from $0.47 on 13.6 million shares in the first nine months of last year.

In the second quarter of 1999, the company sold its Quadrus contract manufacturing division, which is reported as a discontinued operation.

"We are pleased to report that our sales and earnings per share have improved for six consecutive quarters and are now at a new record level," said Don Bell, Bell Microproducts' president and chief executive officer. "Operating results for the third quarter reflect continued growth in volume, generally firmer pricing, and a shift towards an overall richer mix of products. Sequential quarterly and year-to-year sales increases in semiconductors, storage products, and other computer products contributed to the record third quarter revenues," added Bell. "The market for our storage and computer products is benefiting not only from the growth in computing hardware, but also from the growing need for more powerful storage products and systems, and computing platforms to manage the expanding Internet infrastructures," said Bell. "Revenues from continuing operations have grown at a total compounded annual rate of 39% over the past three years. Moreover, the growth in our revenues has accelerated in the recent quarters due to acquisitions, geographic expansion, addition of new lines, market share gains and strong growth in the technology markets."

Operating Trends

We are also pleased to report an increase in our gross profit margin to 9.4% in the third quarter, up from 8.5% in the third quarter of 1999, and compared to 9.2% in the second quarter of 2000. Gross profit margin was at the highest level in seven quarters. The higher gross margin resulted from a continued overall favorable mix shift and the strategy to emphasize margins over top line growth. Recently acquired Rorke Data also contributed to the higher gross profit margin. The increase in the gross margin was achieved despite the lower gross margin of recently acquired Ideal Hardware.

Selling, general & administrative expenses as a percentage of sales were 6.8 % in the third quarter, up from 6.4% in the third quarter of 1999, and up from 6.7% in the second quarter of 2000. The increase reflects an increase in staffing in support of the Company's recent strategic initiatives, as well as the higher expenses as a percentage of sales of recently acquired Rorke Data.

Our long-term financial model calls for increasing gross margins through a continuing positive mix shift, and decreasing operating expenses in each of our divisions as a percentage of sales, through realization of additional efficiencies and productivity, which should result in higher operating margin.

Third Quarter 2000 Achievements

On July 6, 2000, Bell Microproducts announced the completion of a $180 million Subordinated Debt Financing with the Retirement System of Alabama (RSA). The RSA financing consists of a 10-year, long-term, $100 million note, and a 1-year, $80 million note. The financing is subordinated to the Company's bank debt. The purpose of the $180 million Subordinated Financing is to reposition Bell Microproducts' domestic and international commercial banking and debt structure. The Company also plans to use the funds for working capital purposes, to fund future acquisitions, to reduce bank debt and to open a Corporate Technology Center in Montgomery, Alabama.

The new Corporate Technology Center is scheduled to begin operations in November 2000, and when fully staffed will include high technology positions in sales, applications engineering, technical support, credit administration, information technology, and other support functions. The Montgomery operations will also house Bell Microproducts' new corporate data center. This state-of-the-art facility will be the computing nerve center for Bell Microproducts' North American operations, in addition to serving as the hub for global voice and data communications. The activation of the new data center, by mid 2001, will also signal the completion of the Company's disaster-recovery/business resumption plan. Facilities in San Jose will provide complete computing and network redundancy to the Montgomery center.

On August 3rd, Bell Microproducts announced that it has completed the acquisition of Ideal Hardware Limited, a wholly owned subsidiary of InterX plc. Ideal Hardware (http://www.ideal.co.uk) is a leading UK-based value-added, storage-centric distributor. With Ideal Hardware, Bell Microproducts gains a strong presence in the UK and coverage of the European continent. Ideal Hardware is focused on the high end of the storage market with many of the same lines carried by Bell Microproducts, including IBM, Quantum, Seagate Technology, Emulex, Gadzoox Networks, and Cobalt Networks. Ideal also is a leading distributor of Compaq servers, PCs and storage products, and is one of only 12 Compaq distributors worldwide to be awarded the prestigious CIP accreditation for high-end products. Ideal has strategic relationships with approximately 80 suppliers of enterprise storage, computer systems, software, and media products. These strategic products are packaged with Ideal's value-added programs and services to provide complete NAS, SAS and SAN solutions, a strategy that mirrors Bell Microproducts storage solutions initiative for the Americas.

During the quarter, the Company's Board of Directors declared a 3-for-2 split of its Common Stock.

The stock split was in the form of a 50% Common Stock dividend paid at the close of business on August 31, 2000 to shareholders of record on August 11, 2000.

On August 1st, Bell Microproducts announced the launch of PartnerNet, a new strategic on-line business-to-business commerce portal and services capability blending the best of technology with the broadest offering for storage product resellers.

On September 11, Bell Microproducts announced an extension of its relationship with Quantum Corporation to add Quantum's complete Snap Server family of products to its network attached storage solutions offering. Through this agreement, Bell Microproducts brings its customer base of VARs, resellers, and system integrators an enhanced offering of network attached solutions.

Also, on September 20, Bell Microproducts announced that it has expanded its distribution agreement with Sun Microsystems, Inc. to market Sun Microsystems' comprehensive lines of processors and single-board computer subsystems to VARs, OEMs and system integrators throughout Latin America.

The third quarter was also marked by several announcements of customer orders with our recently acquired Rorke Data subsidiary for Fibre Channel SAN products and solutions. We are pleased with the performance of Rorke as it focuses on storage integration and services in medical archive, audio/video, prepress, imaging and document management applications.

Outlook

"Over the long term, we remain focused on growing our sales and improving our margins in order to achieve continued improvement in profitability," noted Bell. "The keys to achieving these goals include the targeted expansion of our supplier and customer base, enriching our margin mix, and improving asset management," Bell added. "In particular, we will continue to drive the transition of Bell Microproducts from a traditional component distribution model to a broader solutions provider model."

Conference Call on the Web

At 10:30am EST Wednesday, October 18, 2000, a live Internet broadcast of the Company's third quarter earnings conference call will be available via the Company's web site at www.bellmicro.com http://www.bellmicro.com or through this direct link http://www.bellmicro.com/Investor/information/Conference_Calls.htm.

About Bell Microproducts

Bell Microproducts is an international value added provider of a wide range of high technology products, solutions, and services to the industrial and commercial marketplace. The company's offering includes semiconductors, computer platforms, peripherals, and storage products of various types including desktop, high-end computer and storage subsystems, fibre channel connectivity products, RAID, NAS and SAN storage systems and back-up products. Bell Microproducts is an industry-recognized specialist in storage products and is one of the world's largest storage-centric value-added distributors.

The company's products are available at any level of integration from components, to subsystem assemblies, to fully integrated, tested and certified system solutions. The company adds value with a broad range of services including testing, software loading, kitting, mass storage system integration, and computer system integration. Trained and certified technical personnel complete each of these processes at Bell Microproducts' ISO 9002 facilities. Bell Microproducts markets and distributes more than 150 brand name product lines, as well as its own BellStor storage and Trademark(R) computer brands, to original equipment manufacturers (OEMs), contract electronic manufacturing services (EMS) customers, value-added resellers (VARs) and system integrators in the Americas and Europe. More information can be found in SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.

Safe Harbor Statement. This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: the ability to successfully integrate the operations of recent acquisitions, industry conditions, changes in product supply, pricing, and customer demand, competition, other vagaries in the computer and electronic components markets, changes in relationships with key suppliers, foreign currency fluctuations and the other risks described from time to time in the Company's reports to the Securities and Exchange Commission (including the company's Annual Report on Form 10-K). Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any forward-looking statements.

Balance Sheets
                                        (in thousands)
                                         (unaudited)

                                                       Sept. 30, 2000        Dec. 31, 1999
 ASSETS
  Current assets:
   Cash                                                  $    6,576             $  5,103
   Accounts receivable, net                                 344,932              168,857
   Inventories                                              216,222              156,648
   Prepaid expenses and other current assets                  8,430                5,458
    Total current assets                                    576,160              336,066

Property and equipment, net                                  17,729                7,626
Goodwill and other intangibles                               45,664               16,059
Other assets                                                  8,448                  600
    Total assets                                          $ 648,001            $ 360,351

LIABILITIES AND SHAREHOLDERS' EQUITY Current liabilities:
  Accounts payable                                       $ 251,143            $ 143,632
  Borrowings under the line of credit                       38,638                   --
  Short-term note payable and current portion of
  long-term notes payable                                   87,000                   --
  Other accrued liabilities                                 51,972                9,808
    Total current liabilities                              428,753              153,440

Borrowings under the line of credit                            262              110,600
Long-term notes payable                                     93,000                   --
Other long-term liabilities                                  4,982                   38
    Total liabilities                                      526,997              264,078

Shareholders' equity:
  Common Stock                                              72,080               58,527
  Retained earnings                                         49,234               37,285
  Cumulative translation adjustment                           (310)                 461
    Total shareholders' equity                             121,004               96,273

Total liabilities and shareholders' equity               $ 648,001            $ 360,351


                             BELL MICROPRODUCTS INC.
                              Statements of Income
                      (in thousands, except per share data)
                                   (unaudited)

                                                  Three months ended                  Nine months ended
                                                     September 30,                      September 30,
                                                2000              1999              2000             1999
Sales                                          $511,007         $283,359        $1,259,684          $734,585
Cost of sales                                   463,115          259,384         1,147,385           670,387
Gross profit                                     47,892           23,975           112,299            64,198

Selling, general
and administrative expenses                      34,967           18,253            81,794            49,134
Income from continuing operations                12,925            5,722            30,505            15,064
Interest expense                                 (4,218)          (1,676)           (9,543)           (4,456)
Remeasurement gain/(loss)                          (406)             123              (276)              481
Income from continuing operations
 Before income taxes                              8,301            4,169            20,686            11,089
Provision for income taxes                        3,486            1,813             8,687             4,719
Income from continuing operations                 4,815            2,356            11,999             6,370
Loss from
 discontinued operations,
 net of income tax benefit                           --               --                --            (2,946)
Gain on sale of contract
 manufacturing segment                               --               --                --             1,054
Net income                                       $4,815           $2,356           $11,999            $4,478
Earnings per share
 Basic
 Continuing operations                            $0.32            $0.17             $0.83             $0.47
 Discontinued operations                             --               --                --            (0.14)
 Total                                            $0.32            $0.17             $0.83             $0.33
Earnings per share
 Diluted
 Continuing operations                            $0.28            $0.17             $0.75             $0.47
 Discontinued operations                             --               --                --            (0.14)
 Total                                            $0.28            $0.17             $0.75             $0.33
Shares used in per share calculation
 Basic                                           14,856           13,644            14,272            13,487
 Diluted                                         17,275           13,817            16,002            13,602


SOURCE: Bell Microproducts Inc.